Exhibit 10.1

May 19, 2016

John Cox
559 Concord Road
Sudbury, MA 01776

Re: Conditional Offer of SpinCo Employment

Dear John,

This letter agreement (“Agreement”) sets forth the terms and conditions of our conditional offer of employment with the new legal entity expected to be spun out from Biogen Inc. to focus on the research, development, and commercialization of hemophilia therapies. For purposes of this letter agreement, the new legal entity will be referred to as “SpinCo” and the date of the separation and distribution of SpinCo shares to SpinCo shareholders (i.e., the date the spin out occurs) will be referred to as the “Date of Distribution.” Provided SpinCo has been legally formed, the spin-off occurs, and you have met all of the terms and conditions for employment with SpinCo as set forth below, if you accept this offer your new full-time position with SpinCo will be as its Chief Executive Officer.

1.	Compensation and Benefits:

If the contingencies set forth below are met, and you become employed by SpinCo under this Agreement, your employment shall be at-will, and your compensation and benefits package will be as follows:

The SpinCo Offer

Salary: This is a full-time, exempt position and your starting annual salary at SpinCo will be $800,000.00, and will be paid in accordance with SpinCo’s standard payroll practices and policies in effect from time to time.

Annual Cash Bonus: You will be eligible to receive an annual cash target bonus equal to 100% of your annual base salary. Based upon your start date, your annual target bonus amount for the 2016 performance year may be pro-rated for the time served as EVP, PO&T for Biogen and the time spent as the CEO under the SpinCo bonus plan based on the compensation that was effective at such time. At this time final details with respect to the SpinCo annual bonus plan have not been finalized. The annual cash bonus shall be payable in a single lump sum as soon as reasonably practicable following the close of the year with respect to which the bonus is paid, but in all events prior to March 15 of the year following the year with respect to which the bonus is paid.

Founders’ Stock Option Grant: In connection with the commencement of your employment with SpinCo, on or near your commencement date you will be provided a one-time grant of SpinCo stock options with an exercise price equal to the fair market value of SpinCo stock on the date of grant (“Founders’ Grant”). The approximate grant date expected value of your SpinCo stock options will be $6,500,000.00. These stock options will be subject to a three-year cliff vesting (i.e., they will all vest three years after the date of grant) and will be granted on or shortly after the Date of Distribution, following your start date.

The actual terms of your Founders’ Grant stock options will be communicated to you following the grant date. Your Founders’ Grant will be awarded under a SpinCo Omnibus Equity Plan, which plan has not yet been finalized.

Each year, typically in the first quarter of the year, you will be eligible to receive a SpinCo annual Long Term Incentive (LTI) award, which will be based on the planning range in effect at the time of grant. The current estimated planning reference point is $6,500,000.00 and the delivery vehicle is expected to be 50% SpinCo restricted stock units and 50% SpinCo stock options. Final determination of the SpinCo annual LTI award amounts and delivery vehicles will be made by the SpinCo compensation committee of the Board of Directors of SpinCo once it is formed.

Enhanced Severance Benefit: If, (1) during the time period beginning with the date of this letter through the Date of Distribution, you are involuntarily terminated by Biogen other than “For Cause” (as defined in Biogen’s Amended and Restated 2008 Omnibus Equity Plan)  or (2) on or after the Date of Distribution through the first anniversary of the Date of Distribution, you are involuntarily terminated by SpinCo other than “For Cause” (as defined in Biogen’s Amended and Restated 2008 Omnibus Equity Plan)  or you experience an “Involuntary Employment Action” following a “Corporate Change in Control”  (each as defined in Biogen’s Amended and Restated 2008 Omnibus Equity Plan) , you will be entitled to receive (i) a lump sum severance payment equal to 24 months of salary and target bonus, (ii) up to 12 months of executive level outplacement services from a recognized provider of such services for C-level executives selected by the employer company, and (iii) continued subsidized health benefits for 21 months provided you timely complete and submit your COBRA election form and continue to pay timely the employee portion of the premiums. In addition, payment and provision of these severance benefits are conditioned upon your signing an irrevocable general release in favor of the employer company, in form and substance acceptable to the employer company, with respect to any and all claims relating to your employment and the termination of your employment with the employer company.

In addition, if between July 1, 2016 and the expected Date of Distribution (expected to be Q4 2016 or Q1 2017) (1) an acquirer is identified for the hemophilia business and/or the SpinCo spin out is not expected to occur or does not occur, and (2) your current Biogen position is no longer available for you to return to, then, in addition to the benefits described in the above paragraph, you shall be entitled to acceleration of all (100%) of your outstanding Biogen LTI awards that are unvested as of your termination date in accordance with the terms of the award agreements, including the requirements of Section 409A of the Internal Revenue Code.

The enhanced severance benefits described in the above paragraphs will be provided to you in lieu of and not in addition to any severance benefits you would have been eligible for under the Severance Plan for U.S. Executive Vice Presidents effective January 1, 2014; provided, however, that if, after the first anniversary of the Date of Distribution, your Spinco employment terminates, then you will be eligible for severance benefits under the SpinCo severance plan for executives in effect at the time of termination.

Change in Control: It is expected that the Spinco omnibus equity plan and executive severance plan will contain standard change in control provisions similar to those contained in the comparable Biogen plans.
Benefits: You may participate in all SpinCo qualified employee benefit plans, welfare benefit plans and programs for which you are eligible, in accordance with the terms and conditions of such plans and programs as in effect and as they may be amended from time to time. Your participation in some or all of these plans may be contingent upon your execution of, and the acceptance by the plan’s administrator of, a participation agreement, and upon your satisfaction of other terms and conditions. Except as specifically set forth herein, the benefits provided under this Agreement shall in no way alter or affect the terms and conditions of any SpinCo sponsored or maintained qualified employee benefit plans, non-qualified employee benefits plans, programs, and welfare benefit plans in which you may otherwise be eligible to participate, and your eligibility to participate in any such plans or programs will be determined in accordance with the terms and conditions of such plans or programs, as they may be amended from time to time.

At this time, the compensation and benefit plans, programs and arrangements to be offered to employees of SpinCo have not been finalized. However, SpinCo will offer its employees market competitive benefits plans (and comparable to Biogen’s plans), with the 401k and the non-qualified retirement plans generally comparable to the current Biogen plans. All such benefit plans will be in place by your start date.

2.	Other Matters:

Share Ownership Requirement: It will be important for SpinCo to ensure strong alignment between the interests of its senior executives and those of SpinCo stockholders. It is expected that through your SpinCo annual long-term incentive grants, you will accumulate and retain SpinCo shares in an amount equivalent to a specified multiple of your salary within a reasonable period of time that is yet to be determined.

Signed Proprietary Agreement: As a condition of employment, you will be required to sign SpinCo’s form of “Employee Proprietary Information and Inventions and Dispute Resolution Agreement”’ as a condition of employment. This agreement has not been finalized but it is expected to be substantially similar to the Biogen agreement currently used with its employees.

Treatment of Unvested Biogen LTI Awards: The unvested and outstanding Biogen LTI Awards will be converted to SpinCo shares as follows: (a) Restricted Stock Units (RSUs) - all unvested Biogen RSUs will convert into an equivalent value of SpinCo RSUs at or near the Date of Distribution and continue their regular vesting schedule; (b) Market Stock Units (MSUs) - at or near Date of Distribution we will determine the performance multiplier based on the then 30-day average of Biogen closing stock price and derive the number of Biogen shares earned; we will convert the shares earned to an equivalent value of SpinCo RSUs and continue their regular vesting schedule and (c) Cash Settled Performance Units (CSPUs) - at or near the Date of Distribution we will apply a projected performance multiplier to calculate the shares earned, then use the 30-day average of Biogen’s closing stock price at or near the Date of Distribution to derive the CSPU value. This value will be converted into an equivalent value of SpinCo RSUs and continue their regular vesting schedule.

Indemnification: You will be indemnified pursuant to an indemnification agreement that you will enter into with SpinCo that is expected to contain provisions similar to the indemnification agreement you currently have with Biogen.

3.	Contingencies:

This SpinCo offer of employment is contingent upon: (1) the actual legal formation of SpinCo; (2) the spin-off occurring on terms approved by the board of directors of Biogen Inc.; (3) your formal acceptance of this offer within the time frame set forth below; and (4) you remaining employed by Biogen, continuing to perform your central duties of transitioning your current role to a successor and assisting with the establishment of SpinCo, until you become employed by SpinCo. The Distribution Date (i.e., the date on which SpinCo is spun off from Biogen Inc.) shall be your date of hire with SpinCo unless you are notified otherwise in writing (“SpinCo Hire Date”). Until the SpinCo Hire Date, the terms and conditions of your current at-will Biogen employment will remain in effect (except as noted in the “Enhanced Severance Benefit” section), although you will be expected to work on matters associated with SpinCo in the interim.

Following your SpinCo Hire Date, as a condition of maintaining your employment with SpinCo, you agree that you must: comply with any and all SpinCo hiring and employment policies, practices and procedures, including but not limited to, the execution of any forms provided by SpinCo in connection with your employment and if required, presenting suitable documentation for I-9 INS certification.

4.	Additional Terms:

(a)
At-Will Employment. Your employment with SpinCo will be at-will at all times, as it is currently with Biogen. This means that both you and SpinCo shall always have the right to terminate your employment with SpinCo at any time for any reason, with or without notice or cause. Nothing in this Agreement shall be construed as a contract or guarantee of continued employment with either Biogen or SpinCo for any length of time.

(b)
Employment Files. In connection with your employment at SpinCo, you agree to, and hereby authorize the disclosure and transfer of copies or originals of all of your personnel, medical, benefits and other employment-related files and information from Biogen to SpinCo upon your SpinCo Hire Date. Among other things, such transfer of your files or information may be necessary to ensure you receive appropriate service credits or meet other benefit eligibility requirements. You agree to execute any lawful and reasonable authorizations requested by SpinCo or Biogen to effectuate such transfers.

(c)
Integration; Amendment. This Agreement supersedes any and all prior oral and/or written agreements or understandings with respect to your contemplated employment by SpinCo and sets forth the entire agreement between Biogen and you with respect to your contemplated employment by SpinCo. No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties.

(d)
Applicable Law. The validity, interpretation and performance of this Agreement, shall be governed by, and construed in accordance with, the internal laws of Massachusetts, without giving effect to conflict of law principles.

(e)
Severability and Execution. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy of this Agreement shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

(f)
Acknowledgement. By signing the Agreement in the space provided below, you are acknowledging that you have read and understand all of the terms of this Agreement and are entering into this Agreement voluntarily.

(g)	Rule 409A and Rule 280G. Please see Exhibit A.

If you have any questions, please feel free to contact me.

Best regards,

/s/ Robert Pangia
Robert Pangia
Compensation and Management Development Committee, Chairman
Biogen Inc. Board of Directors

I accept this conditional offer of employment and acknowledge the contingencies of employment described above, including the at-will nature of my employment.

ACCEPTED:

/s/ John Cox                    John Cox            May 19, 2016
Signature     Name (Print) Date

Exhibit A

Rule 409A: The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be administered accordingly. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and you shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on you or for your account in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A and the right, if any, to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. (after giving effect to the presumptions contained therein). Notwithstanding anything to the contrary in this Agreement, if at the time of your termination of employment, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A. The term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
For the avoidance of doubt, it is intended that any expense reimbursement made to you hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

Section 280G: Notwithstanding anything to the contrary contained in the this Agreement or any other agreement or arrangement between you and SpinCo, to the extent that any of the payments and benefits provided for under this Agreement or such other agreement or arrangement (collectively, the “Payments”) would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to section 4999 of the Code.